ICON Vapor, Inc. Announces Sales and Broker Agreement

SAN DIEGO, CA, February 12, 2015 – ICON Vapor, Inc. (OTCBB: ICNV) is pleased to announce a Sales and Broker agreement signed with Scott Hoag Sales, Inc.

Founded in 2008, Scott Hoag Sales, Inc. calls on over 275 wholesalers, jobbers, distributers, and cash-and-carry houses, in the niche convenience store market throughout California, Nevada, and Arizona. SHS, Inc. employs an effective staff of Sales Associates, covering well-known chains such as AM-PM, Circle K, Core-Mark, and Smart-N-Final, among many others.

“Scott Hoag prides himself on refusing to follow big brokerage firms who will ‘represent anyone’ and we are extremely pleased in announcing his esteemed firm has taken on Icon Vapor’s Ultra Premium Vapor Solutions.” Stated ICON Vapor’s CEO, Dan Balsiger. “He has a solid track record in the vapor space, having a lot to do with the growth and success of some of our competitors, and we are very excited about the potential market penetration we can achieve together in his dynamic territory.”

About ICON Vapor, Inc.:

Headquartered in San Diego, California, ICON Vapor, Inc. engages in the manufacture and distribution of Ultra Premium Vapor Products. The company offers a wide variety of Vapor Products, Vape Pens & E-Liquids that are made in the USA, all branded under the ICON Vapor Products line. For further information please contact the Company at: www.IconVapor.com

Safe Harbor Statement:

This press release may contain forward looking statements and or observations which are based on current expectations, forecasts, and assumptions that involve risks as well as uncertainties that could cause actual outcomes and results to differ materially from those anticipated or expected, including statements related to the amount and timing of expected revenues as well as any payment of dividends on our stock, statements related to our financial performance, expected income, distributions, and future growth for upcoming quarterly and annual periods. These risks and uncertainties include but not limited to information as contained within the Company’s most current quarterly reports, annual reports, and or other such filings as may be accessed through the OTCBB website. Furthermore, the Company disclaims any intention or obligation to update or revise any such forward looking statements, whether as a result of new information, future events, or otherwise. We have incurred and will continue to incur significant expenses in our expansion of our existing as well as new product lines noting there is no assurance that we will generate enough revenues to offset those costs.  Additional product offerings may expose us to additional legal and regulatory costs and unknown exposure(s) based upon the variables as associated with the general business channel we are operating in, the impact of which cannot be predicted at this time including risks as associated with our product and recent FDA pronouncements. Additionally, our 1-A registration statement will generate additional free trading shares to the marketplace at a pre-determined price which may impact our share pricing within the OTC marketplace in a manner that we cannot predict.

Investor Contact: Christian Hansen, Maximum Performance Advisors, (858) 381-4677